Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 24, 2008

LEGGETT& PLATT ANNOUNCES 2007 RESULTS

Carthage, MO, January 24 —

•	4Q loss of $1.21 per share; includes $1.44 of impairment, restructuring, and other net charges.

•	Full year loss of $.06 per share; includes $1.26 of impairment, restructuring, and offsetting items.

•	Record 2007 cash from operations of $614 million; increased 28% from 2006.

•	Annual dividend increased to $1.00 per share; 5.5% yield backed by strong cash flow.

•	2008 EPS from continuing operations of $.95 - $1.30, including $.05 - $.10 of restructuring charges; slight sales decline

CEO Comments

President and CEO David S. Haffner commented on 2007 results, “As anticipated, implementation of the strategic plan we announced in November resulted in a net loss for the fourth quarter. In our November and December press releases, we alerted investors to the significant non-cash charges associated with our strategic changes. Consistent with our forecasts, during the quarter we recorded $143 million of goodwill impairment in our Fixture & Display operations, and $132 million of asset impairments associated with businesses we intend to divest. With these charges, we have now incurred virtually all of the one-time costs associated with our strategic plan. Operationally, our ongoing businesses performed in line with the guidance we issued in December.

“During the full year 2007, many of our domestic businesses experienced weak demand, which lowered our organic sales and earnings. Even so, we generated record annual cash from operations (up 28% versus 2006), in large part due to an ongoing emphasis on working capital management. We continue to have an excellent balance sheet, and ended the year with net-debt-to-cap below our long-term target level.

“Several markets remain soft as we enter 2008, with no visible catalyst to appreciably alter demand in the next few quarters. We are focused on creating long-term value by implementing our strategic plan, and those efforts should benefit our shareholders even as economic and market conditions remain challenging. As announced in November, we adopted total shareholder return (TSR1) as our primary strategic objective, and expect to achieve 12-15% annual TSR over the long term. We aim to generate TSR, in roughly equal amounts, from three different sources: earnings growth, dividend yield, and share repurchases. We expect this more balanced, three-pronged TSR strategy to generate higher returns at considerably lower risk.

“We have adopted role-based portfolio management, with different roles for each business unit (BU) based upon competitive advantages, strategic position, and financial health. We have begun implementing a much more rigorous strategic planning process, in part to continually assess each BU’s role in the portfolio. Businesses that remain in the portfolio need to generate returns in excess of the company’s cost of capital. Though most of our BU’s are generating adequate returns, each has opportunities to improve.

[1]	TSR = (Change in Stock Price + Dividends Received)/Beginning Stock Price

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“We are eliminating one-fifth of our portfolio, largely through divestitures, which are proceeding as planned. Investment bankers are assisting with the sale of the Aluminum Products segment and three of the other business units. We have already received expressions of interest from numerous potential buyers. We continue to believe that the divestitures will occur during 2008, and expect after-tax proceeds of approximately $400 million (tax effect should be minimal). Given the market’s interest in small-to-mid size transactions, and the tangible assets associated with these operations, we believe our expectations are reasonable.

“Our new strategy should generate significantly more cash as a result of improved cash generation from the business units, significant cash proceeds from divestitures, and reduced spending on capital and acquisitions. Consequently, we intend to return more cash to shareholders. Cash from operations should routinely exceed the amount needed to fund capital expenditures and dividends, including the recent 39% increase to the dividend. In 2007 we generated $614 million in cash from operations; in the near-term, we will need about $300 million annually to fund, collectively, capital expenditures and dividends. We anticipate using much of the excess cash to repurchase shares. Given our strong, consistent cash flow, even during soft economic cycles, we are confident we can meet these priorities.

“Despite the fact that 2008 will be a complicated reporting year as the divestitures are completed, we are confident in our execution of the strategic plan. Shareholder returns have suffered recently, but we believe our actions will reestablish Leggett as a more profitable company; one that generates above-average total shareholder return.”

Fourth Quarter Results

As previously anticipated and referenced in its December 19 press release, Leggett & Platt reported a fourth quarter loss of $213 million, or $1.21 per diluted share. These results include: i) non-cash, divestiture-related goodwill and asset impairment charges of $132 million (pre-tax), or $.65 per share, ii) non-cash goodwill impairment charges in the Fixture & Display business of $143 million, or $.69 per share, and iii) restructuring-related charges (largely non-cash) of $27 million, or $.12 per share. Fourth quarter 2006 earnings per share were $.38, including $.08 per share from discontinued operations and non-recurring benefits. The reduction in fourth quarter earnings from continuing operations (excluding non-recurring items) is primarily due to lower sales in U.S. residential-related businesses, increased medical and energy costs, and currency impacts.

Fourth quarter sales from continuing operations were $1.05 billion, 1% higher than last year’s sales (from continuing operations) of $1.04 billion. Acquisitions (net of small divestitures) contributed 2% to revenue in the quarter, and more than offset a 1% decline in same location sales.

The company anticipates divesting several businesses in 2008, and has reflected the following as discontinued operations in its financial statements: the Aluminum Products segment; Prime Foam (divested in March 2007), Fibers, and Wood Products, all previously included in the Residential Furnishings segment; Storage Products and Plastics, formerly a part of the Commercial Fixturing & Components segment; and the dealer portion of Commercial Vehicle Products, previously in the Specialized Products segment.

Full Year Results

Sales from continuing operations decreased 1% in 2007, to $4.31 billion (from $4.33 billion in 2006). Acquisitions (net of small divestitures) added $92 million, or 2%, but were offset by a 3% reduction in same location sales. The company experienced soft demand throughout 2007 in the U.S. home-related and retail markets that it serves, but these declines were partially offset by strength in international markets and the non-dealer portion of the domestic Commercial Vehicle Products business.

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In 2007, the company reported a full year loss of $.06 per share, primarily reflecting the large, non-cash impairment charges previously discussed. However, the company generated a record $614 million of cash from operations, a 28% increase from 2006. Major factors impacting earnings are outlined in the table below. The decline in 2007 earnings from continuing operations (excluding non-recurring items) is due primarily to lower same location sales.

	Fourth Quarter		Full Year
Actual Results	2007	2006	2007	2006
$/share:
Operating earnings from Continuing Operations	.23	.30	1.20	1.30
Operating earnings from Discontinued Operations	(.03)	.03	.03	.26
Fixture & Display goodwill impairment charges	(.69)	—	(.67)	—
Asset impairment charges	(.65)	—	(.64)	—
Restructuring-related costs	(.12)	—	(.15)	(.07)
Other non-recurring items	.05	.05	.17	.12

EPS	(1.21)	.38	(.06)	1.61

Diluted Shares, mln	175.4	184.8	179.8	186.8

Sales, Continuing Operations, $mln	1,054	1,041	4,306	4,333
Sales, Discontinued Operations, $mln	214	270	943	1,172

Dividend and Stock Repurchases

In November, Leggett increased its annual dividend by 39%, to $1.00 per share. The new $.25 quarterly dividend was paid in January to shareholders of record as of December 14, 2007. This year marks the 37th consecutive annual dividend increase for Leggett at an average compound growth rate of over 14%. At yesterday’s closing share price ($18.23), the dividend yield is 5.5%.

During the fourth quarter, the company repurchased 1.5 million shares of its stock at an average price of approximately $18.50 per share, bringing the 2007 total purchases to 11.1 million shares. The company has a standing authorization from the Board of Directors to purchase up to 10 million shares each year. In addition, the Board accelerated (to November 15, 2007) the date on which the company could begin purchasing the 10 million shares authorized for 2008.

The company issued 2.2 million shares through its benefit plans during the year. During 2007, shares outstanding declined 5%, to 169 million shares.

2008 Outlook: $.95 to $1.30 EPS

Earnings per share (from continuing operations) for the full year 2008 are expected to be $.95—$1.30. This guidance includes $.05—$.10 per share in restructuring-related costs, but does not account for potential earnings from discontinued operations, nor possible gains or losses from the divestitures. The company anticipates using its entire 10 million share repurchase authorization during 2008, and has reflected the resulting share reduction in its full year guidance.

Sales (from continuing operations) are projected to be approximately $4.2 billion, or about 2% lower than in 2007. This decrease reflects the planned elimination (by the end of 2008) of approximately $100 million of revenue with unacceptable profit margins in the company’s Store Fixtures business, minimal acquisition revenue, and essentially flat sales (collectively) from operations other than Store Fixtures.

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Leggett expects 2008 cash requirements for dividends (approximately $165 million) and capital expenditures (about $135 million) to be readily funded from operating cash. The company plans to use excess cash (from operations and divestiture proceeds) primarily to repurchase shares, pending Board approval for purchases over the current 10 million share authorization.

SEGMENT RESULTS – Fourth Quarter 2007 (versus 4Q 2006)

Residential Furnishings – Total sales from continuing operations decreased $34 million, or 6%; acquisitions added $6 million to sales, but were more than offset by a 7% decline in same location sales. EBIT (earnings before interest and income taxes) from continuing operations decreased $38 million, primarily due to higher impairments and restructuring-related charges ($14 million in 4Q07 vs. $2 million in 4Q06), lower same location sales within the carpet underlay and domestic bedding businesses, and increased medical expense, energy costs, and legal reserves.

Commercial Fixturing & Components – Total sales from continuing operations decreased 1% in the quarter. One acquisition was completed in late 2007, but contributed no sales in the year. EBIT from continuing operations decreased significantly in 2007, primarily reflecting non-cash goodwill impairment charges associated with the Fixture and Display business of $143 million, and higher restructuring-related costs ($9 million in 4Q07).

Industrial Materials – Total sales increased 1%. Acquisitions contributed $11 million to sales but were partially offset by $4 million from a small divestiture and a 3% decline in same location sales. EBIT decreased slightly as the impact from lower same location sales and higher steel scrap costs more than offset earnings of an acquired business.

Specialized Products – Total sales from continuing operations increased $37 million, or 23%. Same location sales grew 17%, and acquisitions added $10 million to sales. EBIT from continuing operations declined $4 million, primarily due to currency factors, non-recurrence of prior year one-time benefits, and higher restructuring-related costs.

SEGMENT RESULTS – Full Year 2007 (versus 2006)

Residential Furnishings – Total sales from continuing operations decreased $114 million, or 5%; acquisitions (net of two small divestitures) added $46 million to sales, but were more than offset by a 7% decline in same location sales. EBIT from continuing operations decreased $69 million, primarily due to lower same location sales within the carpet underlay, geo components, and domestic bedding businesses, increased legal reserves, and higher impairments and restructuring-related charges ($17 million in 2007 vs. $14 million in 2006).

Commercial Fixturing & Components – Total sales decreased $24 million, or 3% for the year. One acquisition was completed in late 2007, but contributed no sales in the year. EBIT from continuing operations declined significantly, primarily due to non-cash goodwill impairment charges associated with the Fixture and Display business of $143 million, higher restructuring-related charges ($14 million in 2007 vs. $3 million in 2006), and lower sales.

Industrial Materials – Total sales decreased $8 million, or 1% in 2007. Acquisitions contributed $37 million to sales but were offset by $19 million from small divestitures and a 3% decline in same location sales. EBIT was roughly flat; earnings of an acquired business offset the earnings impact of lower same location sales.

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Specialized Products – Total sales increased $94 million, or 15%. Same location sales grew 11%, and acquisitions (net of a small divestiture) added $28 million to sales. EBIT from continuing operations increased $21 million primarily due to higher same location sales and earnings from an acquired company, which were partially offset by currency factors.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on January 25. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2142; there is no passcode. First quarter results will be released after the market closes on Wednesday, April 16, 2008, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm is composed of 28 business units, 31,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) drawn steel wire; e) automotive seat support and lumbar systems; f) carpet underlay; g) adjustable beds; and h) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT				January 24, 2008

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(in millions, except per share data.)	2007	2006	Change	2007	2006	Change
Net sales (from continuing operations)	$1,054.1	$1,040.6	1.3%	$4,306.4	$4,333.0	(0.6)%
Cost of goods sold	877.7	843.7		3,507.8	3,523.6

Gross profit	176.4	196.9		798.6	809.4
Selling & administrative expenses	115.9	97.7	18.6%	440.6	401.9	9.6%
Amortization	6.7	4.4		23.3	15.8
Other expense (income), net	157.9	2.2		157.2	9.5

Earnings (loss) before interest and taxes	(104.1)	92.6	(212.4)%	177.5	382.2	(53.6)%
Interest expense	15.5	14.8		58.6	54.2
Interest income	3.2	1.5		9.5	6.4

Earnings (loss) before income taxes	(116.4)	79.3		128.4	334.4
Income taxes	7.9	26.7		77.4	98.8

Net earnings (loss) from continuing operations	(124.3)	52.6		51.0	235.6
Discontinued operations, net of tax	(88.3)	17.4		(62.2)	64.7

Net earnings (loss)	$(212.6)	$70.0	(403.7)%	$(11.2)	$300.3	(103.7)%

Earnings (loss) per diluted share
From continuing operations	$(0.71)	$0.29		$0.28	$1.26
From discontinued operations	$(0.50)	$0.09		$(0.34)	$0.35
Net earnings (loss) per diluted share	$(1.21)	$0.38	(418.4)%	$(0.06)	$1.61	(103.7)%
Shares outstanding
Common stock (at end of period)	168.7	178.0	(5.2)%	168.7	178.0	(5.2)%
Basic (average for period)	175.4	184.1		179.4	186.1
Diluted (average for period)	175.4	184.8		179.8	186.8

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions.)	2007	2006	Change	2007	2006	Change
Net earnings (loss)	$(212.6)	$70.0		$(11.2)	$300.3
Depreciation and amortization	48.4	43.5		183.4	175.4
Working capital decrease (increase)	94.8	22.7		181.7	(64.0)
Asset impairment	284.4	0.6		287.1	4.3
Other operating activity	(36.8)	33.1		(27.3)	62.9

Net Cash from Operating Activity	$178.2	$169.9	5%	$613.7	$478.9	28%
Additions to PP&E	(40.3)	(40.5)	(0)%	(148.8)	(166.3)	(11)%
Purchase of companies, net of cash	(25.6)	(14.8)		(111.3)	(83.2)
Dividends paid	(31.2)	(31.0)		(124.8)	(121.1)
Repurchase of common stock, net	(22.0)	(34.1)		(229.9)	(139.7)
Additions (payments) to debt, net	(48.6)	(10.5)		(34.0)	73.0
Other	6.5	(1.2)		108.6	25.4

Increase (Decr.) in Cash & Equiv.	$17.0	$37.8		$73.5	$67.0

EBITDA *	$94.1	$161.1	(42)%	$558.9	$661.7	(16)%

FINANCIAL POSITION	December 31
(In millions.)	2007	2006	Change
Cash and equivalents	$205.4	$131.9
Receivables	640.2	853.8	(25)%
Inventories	599.2	826.3	(27)%
Held for sale	285.0	n/a
Other current assets	104.6	82.1

Total current assets	1,834.4	1,894.1
Net fixed assets	726.9	962.8	(25)%
Held for sale	269.5	n/a
Goodwill and other assets	1,241.7	1,408.4	(12)%

TOTAL ASSETS	$4,072.5	$4,265.3

Trade accounts payable	$227.6	$259.0	(12)%
Current debt maturities	88.7	52.0
Held for sale	72.4	n/a
Other current liabilities	410.9	380.2	8%

Total current liabilities	799.6	691.2	16%
Long term debt	1,000.6	1,060.0	(6)%
Deferred taxes and other liabilities	138.6	163.0
Held for sale	1.0	n/a
Shareholders’ equity	2,132.7	2,351.1	(9)%

Total capitalization	3,272.9	3,574.1

TOTAL LIABILITIES & EQUITY	$4,072.5	$4,265.3

Net Debt to Net Capital **	28.0%	28.0%
Return on Equity ***	-0.5%	13.1%

*	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
***	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders' Equity averaged for start and end of the twelve months.

LEGGETT & PLATT				January 24, 2008

SEGMENT RESULTS *	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2007	2006	Change	2007	2006	Change
External Sales
Residential Furnishings	$544.2	$577.6	(5.8)%	$2,294.8	$2,402.4	(4.5)%
Commercial Fixturing & Components	181.6	185.1	(1.9)%	819.8	850.5	(3.6)%
Industrial Materials	136.5	125.2	9.0%	523.1	504.4	3.7%
Specialized Products	191.8	152.7	25.6%	668.7	575.7	16.2%

Total	$1,054.1	$1,040.6	1.3%	$4,306.4	$4,333.0	(0.6)%

Inter-Segment Sales
Residential Furnishings	$3.6	$4.6		$15.6	$22.1
Commercial Fixturing & Components	5.5	3.4		24.1	17.5
Industrial Materials	52.7	61.7		252.6	279.1
Specialized Products	9.1	10.8		46.3	45.0

Total	$70.9	$80.5		$338.6	$363.7

Total Sales
Residential Furnishings	$547.8	$582.2	(5.9)%	$2,310.4	$2,424.5	(4.7)%
Commercial Fixturing & Components	187.1	188.5	(0.7)%	843.9	868.0	(2.8)%
Industrial Materials	189.2	186.9	1.2%	775.7	783.5	(1.0)%
Specialized Products	200.9	163.5	22.9%	715.0	620.7	15.2%

Total	$1,125.0	$1,121.1	0.3%	$4,645.0	$4,696.7	(1.1)%

EBIT
Residential Furnishings	$14.2	$52.4	(73)%	$160.9	$229.4	(30)%
Commercial Fixturing & Components	(146.5)	9.3	(1675)%	(104.4)	59.7	(275)%
Industrial Materials	11.7	13.0	(10)%	54.6	55.3	(1)%
Specialized Products	16.0	20.1	(20)%	64.6	43.4	49%
Intersegment Eliminations	3.1	1.2		0.7	1.8
Change in LIFO Reserve	(2.6)	(3.4)		1.1	(7.4)

Total	(104.1)	$92.6	(212)%	$177.5	$382.2	(54)%

EBIT Margin **			Basis Pts			Basis Pts
Residential Furnishings	2.6%	9.0%	(640)	7.0%	9.5%	(250)
Commercial Fixturing & Components	(78.3)%	4.9%	(8320)	(12.4)%	6.9%	(1930)
Industrial Materials	6.2%	7.0%	(80)	7.0%	7.1%	(10)
Specialized Products	8.0%	12.3%	(430)	9.0%	7.0%	200

Overall from Continuing Operations	(9.9)%	8.9%	(1880)	4.1%	8.8%	(470)

*	Prior years’ results have been restated to reflect discontinued operations, and an organizational move of a few small operations from Commercial Fixturing & Components to Industrial Materials.
**	From Continuing Operations. Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2006		2007
Selected Figures (restated for discontinued ops.)	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	1,133	1,041	1,064	1,083	1,106		1,054
Sales Growth (vs. prior year)	2.1%	(2.0)%	(0.2)%	(1.1)%	(2.4)%		1.3%
EBIT ($ million)	120.9	92.6	92.1	85.2	104.3		(104.1)
EBIT Margin	10.7%	8.9%	8.7%	7.9%	9.4%		(9.9)%
Net Earnings (loss) ($ million)	84.0	70.0	75.7	60.0	65.7		(212.6)
Net Margin	7.4%	6.7%	7.1%	5.5%	5.9%		(20.2)%
EPS (diluted)	$0.45	$0.38	$0.41	$0.33	$0.37	-$	1.21
EBITDA ($ million)	165	161	136	132	149		94
Cash from Operations ($ million)	94	170	149	93	194		178
Net Debt to Net Capital	29%	28%	27%	27%	28%		28%
Return on Equity (trailing twelve months)	12%	13%	14%	12%	12%		(1)%

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	2.4%	(2.9)%	(3.6)%	(7.0)%	(8.9)%		(7.0)%
Commercial Fixturing & Components	(4.8)%	(3.0)%	(5.4)%	(1.5)%	(3.2)%		(0.7)%
Industrial Materials	(7.5)%	(4.8)%	(5.0)%	(2.4)%	(3.5)%		(2.7)%
Specialized Products	(2.0)%	1.9%	9.3%	5.9%	11.2%		16.5%
Overall from Continuing Operations	(0.5)%	(2.1)%	(1.9)%	(3.3)%	(4.6)%		(1.0)%